Exhibit 99.1

Abraxas Petroleum Receives NASDAQ Notice Regarding Non-Compliance with Continued Listing Standards

SAN ANTONIO July 2, 2020

Abraxas Petroleum Corporation (“Abraxas” or the “Company”) (NASDAQ: AXAS) today announced that on Tuesday, July 1, it received notice from The NASDAQ Stock Market LLC ("NASDAQ") that the Company is not presently in compliance with the NASDAQ continued listing rules since the Company has not yet filed its Form 10-Q for the period ended March 31, 2020.

In accordance with applicable NASDAQ procedures, the Company plans to timely notify NASDAQ that it intends to pursue actions to file its Form 10-Q as soon as practicable. NASDAQ provides for a period of 60 days following receipt of the notice for the Company to submit a plan to regain compliance for continued listing on the exchange. The notice has no immediate impact on the listing of the Company’s common stock, which will continue to trade on the NASDAQ subject to the Company’s compliance with the other continued listing requirements.

Abraxas is a San Antonio based crude oil and natural gas exploration and production company with operations across the Permian Basin and Rocky Mountain regions of the United States.

Safe Harbor for forward-looking statements: Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas’ actual results in future periods to be materially different from any future performance suggested in this release. Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for crude oil and natural gas. In addition, Abraxas’ future crude oil and natural gas production is highly dependent upon Abraxas’ level of success in acquiring or finding additional reserves. Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas’ control. In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas’ filings with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:

Steve Harris/Vice President – Chief Financial Officer

Telephone 210.490.4788

sharris@abraxaspetroleum.com

www.abraxaspetroleum.com